Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
          This Amendment (the “Amendment”), dated as of November 16, 2010, between Ladish Co., Inc., a Wisconsin corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company (“AST”), to the Rights Agreement between the Company and AST, dated as of October 9, 2009 (the “Rights Agreement”).
W I T N E S S E T H
          WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and
          WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct AST as Rights Agent to execute this Amendment.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
          Section 1. Direction to Rights Agent. The Company hereby directs AST, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.
          Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to AST that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.
          Section 3. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:
          (a) Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:
(n)	“Merger” shall have the meaning set forth in the Merger Agreement.
(o)	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 16, 2010, by and among Allegheny Technologies Incorporated, a Delaware corporation, LPAD Co., a Wisconsin corporation and direct wholly owned subsidiary of Allegheny Technologies Incorporated, PADL LLC, a Wisconsin limited liability company and direct wholly owned subsidiary of Allegheny Technologies Incorporated, and the Company.
          (b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following new paragraph at the end of such Section 1(a):
Notwithstanding anything in this Section 1(a) to the contrary, neither Allegheny Technologies Incorporated, nor any of its Subsidiaries (collectively, “ATI”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by ATI contemplated by the Merger Agreement, if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction.”
          (c) Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c):
Notwithstanding anything in this Section 1(c) to the contrary, ATI shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.
          (d) Section 1(m) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(m):
Notwithstanding anything in this Section 1(m) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.
          (e) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 3(a):

Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.
          (f) Section 7(a) of the Rights Agreement is hereby amended to read as follows:
Each Right shall be exercisable to purchase one Common Share, subject to further adjustment as provided herein. The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Common Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 9, 2019, subject to extension (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, and (iv) the time immediately prior to the consummation of the Merger; provided, however, that if the number of Rights exercised would entitle the holder thereof to receive any fraction of a Common Share greater than one-half of a Common Share, then the holder thereof shall not be entitled to exercise such Rights unless such holder concurrently purchases from the Company (and in such event the Company shall sell to such holder), at a price in proportion to the Purchase Price, an additional fraction of a Common Share which, when added to the number of Common Shares to be received upon such exercise, will equal an integral number of Common Shares.
          Section 4. Effectiveness and Continued Effectiveness. The amendments to the Rights Agreement set forth in Section 3 above are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

          Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
          Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.
          Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

LADISH CO., INC.
By:	/s/ Wayne E. Larsen
Wayne E. Larsen
Vice President Law/Finance and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

[Signature Page to Amendment to Rights Agreement]